Exhibit 3.1

FORM OF
CERTIFICATE OF AMENDMENT TO ARTICLES

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION, AS AMENDED,
OF DARDEN RESTAURANTS, INC.
DELETING THE AUTHORIZATION FOR THE
SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK
OF
OF DARDEN RESTAURANTS, INC.

Pursuant to the provisions of Section 607.1002 of the Florida Business Corporation Act, the undersigned corporation hereby submits the following amendment for the purpose of deleting the authorization for its Series A Participating Cumulative Preferred Stock:

1.	The name of the corporation is Darden Restaurants, Inc. (the “Corporation”).

2.	The amendment to the Articles of Incorporation, as amended, of the Corporation adopted by the Board of Directors of the Corporation is as follows:
The Articles of Incorporation, as amended, of the Corporation are amended to delete the authorization for the Series A Participating Cumulative Preferred Stock of the Corporation previously established as a series of its Preferred Shares, thereby deleting Section 4 of Article III in its entirety.

3.	No shares of the Series A Participating Cumulative Preferred Stock of the Corporation have been issued.

4.
This amendment was duly adopted by the Board of Directors of the Corporation on November 11, 2014 without shareholder action, which action was not required pursuant to Section 607.1002(5) of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the Corporation has caused the foregoing Articles of Amendment to the Corporation’s Articles of Incorporation, as amended, to be executed in its name by the undersigned, thereunto duly authorized, on _______________, 2014.

DARDEN RESTAURANTS, INC. By:__________________________________